DAVID H. REINMILLER
                                Attorney At Law
                       4500 Main Street, P.O. Box 418210
                        Kansas City, Missouri 64141-9210
                            Telephone (816)340-4046
                            Telecopier (816)340-4964

                                                                   July 27, 1999

American Century Capital Portfolios, Inc.
American Century Tower
4500 Main Street
Kansas City, Missouri  64111

Ladies and Gentlemen:

         As counsel to American Century Capital Portfolios, Inc., I am generally familiar with its affairs. Based upon this familiarity, and upon the examination of such documents as I have deemed relevant, it is my opinion that the shares of the Corporation described in Post-Effective Amendment No. 16 to its Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission on or about July 29, 1999, will, when issued, be validly issued, fully paid and nonassessable.

         For the record, it should be stated that I am an officer and employee of American Century Services Corporation, an affiliated corporation of American Century Investment Management, Inc., the investment advisor of American Century Capital Portfolios, Inc.

         I hereby consent to the use of this opinion as an exhibit to Post-Effective Amendment No. 16.

                             Very truly yours,

                             /s/David H. Reinmiller
                             David H. Reinmiller